Exhibit 99.1

Air Industries Group Secures Additional Contract Worth $ 2.6 Million for

Aftermarket Landing Gear Assemblies for the US Navy

E-2D Advanced Hawkeye Aircraft

January 2, 2025 07:00 AM Eastern Standard Time

BAY SHORE, N.Y.-- (BUSINESS WIRE) -- Air Industries Group (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced that it has received a contract worth $2.6 million dollars for main landing gear assemblies for the US Navy E-2D Advanced Hawkeye aircraft. The E-2D Advanced Hawkeye is a mission-critical platform for the US Navy, identifying threats, coordinating aircraft movement, and managing the airspace surrounding an Aircraft Carrier Battle Group.

On December 9th we announced an $11 million-dollar award for E-2D landing gear assemblies. This new award is for some of the same products, but from a different customer. The prior award was to support production of new aircraft; this award is for aftermarket maintenance, repair or overhaul of existing aircraft already in service.

Lou Melluzzo, Chief Executive Officer of Air Industries Group commented: “The E-2D aircraft continues to be a cornerstone for Air Industries. Production of new E-2D aircraft continues, and there are numerous aircraft in the US Navy fleet.  The aircraft is expected to remain in service into the 2040’s. We have supported this program for decades, and we look forward to supporting it for many years to come. This new award supports our aftermarket initiative for this and other programs, and it is consistent with our plan to broaden our support of international customers.

The business development initiatives we began in 2023 are bearing fruit. For all of calendar 2024 our bookings of new business have been strongly more than our billings. In December 2024 alone, we have announced three new contracts worth over $45 million dollars. Bookings lead to backlog, backlog leads to shipping and revenue. We are increasingly confident about our future.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Anyone wishing to contact us or send a message can do so by visiting: www.airindustriesgroup.com/contact-us/

Air Industries Group

Chief Financial Officer

631-328-7039